BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20160039304-38
Barbara K. Cegavske	Filing Date and Time 01/28/2016 8:00 AM
Barbara K. Cegavske Secretary of State State of Nevada	Entity Number E0022992014-3

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Petrichor Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 of the Corporation's Articles of Incorporation is hereby deleted in its entirety and replaced with Article 3 as set forth on the Attachment hereto.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 65.96% of voting power

4. Effective date and time of filing: (optional) Date: 2/1/16 Time: 12:01 a.m.

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ARTICLE III

The total number of shares of all classes of stock that the Corporation shall have authority to issue is (i) 75,000,000 shares of Common Stock, $0.0010 par value per share ("Common Stock"), and (ii) 10,000,000 shares of Preferred Stock, $0.0010 par value per share ("Preferred Stock").

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

PART A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Common Stock shall be entitled to one (1) vote for each share of Common Stock. There shall be no cumulative voting. The holders of Common Stock shall vote together with the holders of all Series of Preferred Stock as a single class (except as otherwise expressly provided by law or by other provisions of this Certificate).

3. Reverse Stock Split. Upon the effective date and time of this Certificate of Amendment to the Articles of Incorporation (the "Effective Time"), each share of the Corporation's common stock, $0.0010 par value per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into 0.0125 shares of common stock, $0.0010 par value per share, of the Corporation (the "New Common Stock"). Any stock certificate that immediately prior to the Effective Time represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by 0.0125 (the "Reverse Stock Split").

PART B. PREFERRED STOCK

1. Generally. Preferred Stock may be issued from time to time in one or more series (each, a "Series"), each such Series to consist of such number of shares and to have such terms, rights, powers, and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. Any shares of Preferred Stock that may be redeemed, purchased or

acquired by the Corporation may be reissued except as otherwise provided by law or the terms of any Series of Preferred Stock.

2. Authorization of Additional Series. The Board of Directors is hereby authorized, subject to limitations prescribed by law and the provisions of this Section 2 and ARTICLE III, Part C, (i) to provide for the issuance of the shares of Preferred Stock in one or more Series designated by the Board of Directors in addition to the Series A Preferred Stock (defined below), and (ii) by filing a certificate pursuant to NRS Chapter 78, to establish from time to time, the number of shares of each such Series of Preferred Stock and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each such Series shall include (but not be limited to) determination of the following:

(a) The number of shares constituting that Series and the distinctive designation of that Series;

(b) The dividend rate on the shares of that Series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that Series;

(c) Whether that Series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that Series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that Series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(f) Whether that Series shall have a sinking fund for the redemption or purchase of shares of that Series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that Series in the event of a liquidation event or deemed liquidation event and the relative rights of priority, if any, of payment of shares of that Series; and

(h) Any other relative rights, preferences and limitations of that Series.

PART C. SERIES A PREFERRED STOCK

4,000,000 shares of the Preferred Stock are hereby designated "Series A Preferred Stock." The Series A Preferred Stock will have the same rights, preferences, powers, privileges and restrictions, qualifications and limitations as the Common Stock, except as set forth below. Unless otherwise indicated, references to "Sections" or "Subsections" in this Part C of this Article III refer to sections and subsections of such Part C.

1. Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to two (2) votes for each share of Series A Preferred Stock. Except as provided by law or by the other provisions of the Articles of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

2. Conversion.

(i) The Series A Preferred Stock shall convert on a share for share basis into Common Stock, at the earlier to occur of the following: (a) any shares of Series A Preferred Stock that are transferred by the initial holder thereof to an unaffiliated person or entity shall automatically upon said transfer convert to Common Stock; and (b) shares of Series A Preferred Stock shall convert to Common Stock at the election of the holder thereof, upon notice to the Corporation.

(ii) Increase in Common Stock. The Corporation shall from time to time, in accordance with the laws of the State of Nevada, increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series A Preferred Stock.